Exhibit 23.7

CONSENT OF EXPERT

Reference is made to the report, SSR Mining Inc.’s Annual Report on Form 40-F for the year ended December 31, 2020 (the “Report”), and the information contained in the Report that I prepared, or reviewed and approved.

In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Kevin Fitzpatrick, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

Dated this 3rd day of September, 2021.

Yours truly,

/s/ Kevin Fitzpatrick
Kevin Fitzpatrick, P.Eng.